FXCM Reports Monthly Metrics

NEW YORK, NY, October 15, 2012 – FXCM Inc. (NYSE: FXCM) today announced certain key operating metrics for September 2012 for its retail and institutional foreign exchange business. Monthly activities included:

September 2012

Retail Trading Metrics

•	Retail customer trading volume(1) of $304 billion in September 2012, 12% higher than August 2012 and 18% lower than September 2011. Volume from indirect sources was 46% of total retail volume(1) in the third quarter 2012. Retail customer trading volume(1) for the third quarter 2012 was $861 billion, 1% lower than the second quarter 2012, and 17% lower than the third quarter 2011.

•	Average retail customer trading volume(1) per day of $15.2 billion in September 2012, 29% higher than August 2012 and 9% lower than September 2011.

•	An average of 363,031 retail customer trades per day in September 2012, 13% higher than August 2012 and 25% lower than September 2011.

~~•~~	Tradeable accounts(2) of 202,394(3) as of September 30, 2012, a decrease of 5,266, or 3% from August 2012, and an increase of 31,075,or 18%, from September 2011.

Institutional Trading Metrics

•	Institutional customer trading volume(1) of $46 billion in September 2012, 8% lower than August 2012 and 64% lower than September 2011. Institutional customer trading volume(1) for the third quarter 2012 was $156 billion, 61% lower than the second quarter 2012 and 49% lower than the third quarter 2011.

•	Average institutional trading volume(1) per day of $2.3 billion in September 2012, 6% higher than August 2012 and 61% lower than September 2011.

•	An average of 5,688 institutional client trades per day in September 2012, 4% lower than August 2012 and 75% lower than September 2011.

“The market is experiencing multi-year lows in volatility. In our retail business, we are very pleased with the strong improvement in September volumes,” said Drew Niv, CEO of FXCM. “In our institutional business, our legacy business was impacted by the low volatility as banks are trading less and in smaller quantities. On the upside, we continue to make progress with our newer institutional initiatives including ECN, FastMatch and Lucid.”

More information, including historical results for each of the above metrics, can be found on the investor relations page of the Company's corporate web site, www.fxcm.com.

This operating data is preliminary and subject to revision and should not be taken as an indication of the financial performance of FXCM Inc. FXCM undertakes no obligation to publicly update or review previously reported operating data. Any updates to previously reported operating data will be reflected in the historical operating data that can be found on the Investor Relations page of the Company’s corporate web site, www.fxcm.com.

(1) Volume that FXCM customers traded in period translated into US dollars.

(2) An account that has sufficient funds to place a trade in accordance with FXCM trading policies.

(3) In September 2012, FXCM charged a dormancy fee for the FXCM LLC clients that have not been active in over two years. As a result, 8,668 accounts that were previously considered Tradeable no longer met this definition.

Disclosure Regarding Forward-Looking Statements

In addition to historical information, this release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which reflect FXCM Inc.’s current views with respect to, among other things, its operations and financial performance for the future. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. FXCM Inc. believes these factors include but are not limited to evolving legal and regulatory requirements of the FX industry, the limited operating history of the FX industry, risks related to the protection of its proprietary technology, risks related to its dependence on FX market makers, market conditions and those other risks described under “Risk Factors” in FXCM Inc.’s Annual Report on Form 10-K and other SEC filings, which are accessible on the SEC website at sec.gov.

These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this presentation and in our SEC filings. FXCM Inc. undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law

About FXCM Inc.

FXCM Inc. (NYSE: FXCM) is a global online provider of foreign exchange (forex) trading and related services to retail and institutional customers world-wide.

At the heart of FXCM's client offering is No Dealing Desk forex trading. Clients benefit from FXCM's large network of forex liquidity providers enabling FXCM to offer competitive spreads on major currency pairs. Clients have the advantage of mobile trading, one-click order execution and trading from real-time charts. FXCM's U.K. subsidiary, Forex Capital Markets Limited, also offers CFD products with no re-quote trading and allows clients to trade oil, gold, silver and stock indices along with forex on one platform. In addition, FXCM offers educational courses on forex trading and provides free news and market research through DailyFX.com.

Trading foreign exchange and CFDs on margin carries a high level of risk, and may not be suitable for all. Read full disclaimer.

For Media:
Jaclyn Klein, 646-432-2463
Vice-President, Corporate Communications
jsales@fxcm.com

or

For Investors:
Thomas Porac, 646-432-2998
Vice-President, Investor Relations
investorrelations@fxcm.com